UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of
The Securities Exchange Act Of 1934

Date of report (Date of earliest event reported):  April 21, 2012

JAKKS PACIFIC, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

0-28104	95-4527222
(Commission File Number)	(IRS Employer Identification No.)

22619 Pacific Coast Highway, Malibu, California	90265
(Address of Principal Executive Offices)	(Zip Code)

(310) 456-7799
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☒   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On April 22, 2012, JAKKS Pacific, Inc. (the “Company”) entered into a settlement agreement (the “Settlement Agreement”) with Clinton Group, Inc. and its affiliated funds (“Clinton”) providing for the following matters.

Increase in Size of the Board of Directors of the Company (the “Board”) from Six to Eight Members

The Company has agreed to expand the Board from six to eight directors and the Company approved the election of Peter Reilly as an independent director to fill one of the new board seats on April 21, 2012, subject to entry into the Settlement Agreement.  The Company has also approved Mr. Reilly’s appointment to the Nominating and Corporate Governance Committee and Audit Committee of the Board, and authorized the Company to conduct a search for an additional independent director.  The Company agreed that the new additional independent director would be subject to Clinton’s reasonable approval.

Tender Offer

The Company has also agreed, subject to certain conditions, that the Company shall use its reasonable efforts to commence a tender offer to its shareholders to purchase common stock of the Company (the “Common Stock”) with an aggregate value of at least $80,000,000 at a price per share equal to at least $20.00 per share no later than May 25, 2012.  If the total amount of shares purchased in the tender offer is less than $80,000,000, the Company has agreed to conduct subsequent self-tender offers or open market purchases until it has repurchased a minimum of $80,000,000 worth of shares.  The Company has not commenced the tender offer, and the description of the tender offer contained herein is neither an offer to purchase nor a solicitation of an offer to sell shares of the Company.  There can be no assurance that any tender offer will be commenced or if commenced that it will be consummated.

The discussion of the tender offer contained in this Current Report on Form 8-K is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any of the Company’s securities.  The offer to purchase and the solicitation of the Common Stock will be made only pursuant to an offer to purchase, the related letter of transmittal and other related materials that will be mailed to all shareholders shortly after commencement of the tender offer, at no expense to shareholders.  Shareholders should read those materials and the documents incorporated therein by reference carefully when they become available because they will contain important information, including the terms of, and conditions to, the tender offer.  The Company will file a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission (the “SEC”).  The Tender Offer Statement (including an offer to purchase, the related letter of transmittal and other related materials) will also be available to shareholders at no charge at the SEC’s website at www.sec.gov, or on the Company’s website at www.JAKKS.com.

Meeting with Oaktree Capital Management, L.P. (“Oaktree”)

The Company has authorized representatives of the Company to meet with Oaktree and to provide Oaktree with a reasonable opportunity to conduct diligence on the Company, subject to execution of a customary confidentiality agreement.

Standstill

Clinton agreed to certain standstill restrictions until, generally, 60 days prior to the 2013 annual meeting of the Company’s stockholders, and agreed to support and vote for the incumbent Board at the 2012 annual meeting of the Company’s stockholders and, until the expiration of the standstill period, in connection with any special meeting or written consent solicitation.

The description of the Settlement Agreement contained herein is qualified in its entirety by the full text of the Settlement Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is made part of this Item 1.01.  The Company’s press release, dated April 23, 2012, is filed as Exhibit 99.1 to this Current Report on Form 8-K and is made part of this Item 1.01.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information required by this Item 5.02 with respect to the appointment of Peter Reilly to the Board set forth in Item 1.01 above is incorporated herein by reference.

Except as set forth in Item 1.01 above, there is no arrangement or understanding between Mr. Reilly and any other persons pursuant to which Mr. Reilly was selected as a director.  There are no transactions involving Mr. Reilly requiring disclosure under Item 404(a) of Regulation S-K.  Mr. Reilly’s compensation for service as a non-employee director will be consistent with that of the Company’s other non-employee directors, subject to proration to reflect the commencement date of his service on the Board.  The non-employee director compensation structure is described under the caption “Compensation of Directors” in the Company’s proxy statement for its September 16, 2011 Annual Meeting of Stockholders filed with the SEC on August 22, 2011.

Item 9.01.  Financial Statements and Exhibits

(d)        Exhibits

Exhibit	Description

10.1	Settlement Agreement, dated as of April 22, 2012, by and between JAKKS Pacific, Inc. and Clinton Group, Inc.
99.1	Press release, dated April 23, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JAKKS PACIFIC, INC.

Date: April 24, 2012	By:	/s/ JOEL M. BENNETT
		Name:	Joel M. Bennett
		Title:	CFO

Index to Exhibits

Exhibit No.	Description
10.1	Settlement Agreement, dated as of April 22, 2012, by and between JAKKS Pacific, Inc. and Clinton Group, Inc.
99.1	Press release, dated April 23, 2012